QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.29

Annex K

STANDSTILL AGREEMENT

        This Agreement is made as of March 1, 2004 among NOMOS CORPORATION, a Delaware corporation (the "Company"), and the undersigned holders of the Company's Series C Preferred Stock (each a "Stockholder" and, collectively, the "Stockholders").

PREAMBLE

        A.    The Company entered into an Agreement and Plan of Merger dated as of October 26, 2003, as amended by the First Amendment to Agreement and Plan of Merger dated as of November 25, 2003 (as amended, the "Merger Agreement"), with North American Scientific, Inc., a Delaware corporation (the "Acquiror"), and AM Capital I, Inc., a Delaware corporation and wholly owned subsidiary of the Acquiror ("Merger Sub").

        B.    The Company's current Certificate of Incorporation grants the Stockholders and the other holders of the Company's Series C Preferred Stock certain redemption rights ("Redemption Rights") with respect to their Series C Preferred Stock that are exercisable beginning March 2, 2004 by the holders of at least fifty percent (50%) of the then outstanding shares of Series C Preferred Stock.

        C.    Due to certain delays occasioned by the preparation and SEC review of the Joint Proxy Statement/Prospectus (as defined in the Merger Agreement), the Company, the Acquiror and the Merger Sub have entered into, or intend to enter into, a Second Amendment to Agreement and Plan of Merger, pursuant to which the Termination Date (as defined in the Merger Agreement) will be extended to June 18, 2004.

        D.    The Company has asked the Stockholders, who collectively hold more than fifty percent (50%) of the currently outstanding shares of Series C Preferred Stock, to agree not to exercise their Redemption Rights prior to the Standstill Expiration Date (as defined below) in order to permit the Company to proceed with the transactions contemplated by the Merger Agreement (as amended by such Second Amendment to Agreement and Plan of Merger) in reliance upon such non-exercise.

        E.    The Stockholders are willing to agree not to exercise their Redemption Rights upon the terms and subject to the conditions set forth herein, including the agreement that the Company pay, upon the Closing (as defined in the Merger Agreement), the Consideration (as defined below) as consideration to the holders of Series C Preferred Stock for such standstill and as compensation for the lost time value of money and the potential loss of accrued dividends for the period between January 31, 2004 and the Standstill Expiration Date (as defined below).

        Therefore, the parties agree as follows with the intent to be legally bound.

AGREEMENT

        1.     Non-Exercise of Redemption Rights. Each Stockholder agrees not to exercise its Redemption Rights at any time prior to the earlier to occur of (i) July 1, 2004 or (ii) the termination of the Merger Agreement in accordance with its terms (in either case, the "Standstill Expiration Date"). Any attempted exercise of such Redemption Rights by any Stockholder or any assignee or transferee of any Stockholder prior to the Standstill Expiration Date shall be void and of no force or effect.

        2.     Payment of Consideration.

          (a)   The Company agrees to pay to the holders of Series C Preferred Stock, concurrently with the Closing (as defined in the Merger Agreement), an amount of $0.15 per share of Series C Preferred Stock, resulting in an aggregate payment of Two Hundred Thousand Four Hundred Twenty-Two and 77/100 Dollars ($200,422.77) (the "Consideration"), which Consideration shall be payable to the holders of Series C Preferred Stock (rounded down to the nearest penny) based on the number of shares held by each such holder.

          (b)   Notwithstanding the foregoing, if the Merger Agreement is terminated in accordance with its terms without the merger contemplated thereby having been consummated, the Company shall have no obligation to pay the Consideration and shall have no further obligation to the Stockholders or to the other holders of Series C Preferred Stock under this Agreement.

        3.     Assignments and Transfers. In addition to any other restrictions that may be imposed under law or contract on the ability of any Stockholder to assign or transfer its shares of Series C Preferred Stock, each Stockholder agrees that it shall not sell, pledge, gift, assign or otherwise transfer (in any case, "transfer") any of its shares of Series C Preferred Stock or any rights therein prior to the Standstill Expiration Date unless the transferee thereof first executes a joinder hereto (in form and substance reasonably satisfactory to the Company) expressly agreeing to be bound by the terms and conditions hereof. Any transfer in violation of the foregoing shall be void and of no force or effect.

        4.     Condition to Effectiveness. This Agreement shall not become effective as to any Stockholder unless and until it has been executed by Stockholders holding at least fifty percent (50%) of the currently outstanding shares of Series C Preferred Stock.

        5.     Miscellaneous. This Agreement: (a) may be amended only by a writing signed by each of the parties; (b) may not be assigned, pledged or otherwise transferred, whether by operation of law or otherwise, without the prior consent of the other party; (c) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument; (d) contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (e) is governed by, and will be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws rules; and (f) is binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns. The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof.

[Remainder of page intentionally left blank]

SIGNATURE PAGE TO STANDSTILL AGREEMENT (Company)
COMPANY
NOMOS CORPORATION
By:	/s/ JOHN W. MANZETTI John W. Manzetti President and CEO
SIGNATURE PAGE TO STANDSTILL AGREEMENT (Stockholders)
STOCKHOLDERS
CORPORATE OPPORTUNITIES FUND, L.P.
By:	SMM Corporate Management, LLC, General Partner
By:	/s/ JAMES C. GALE
Name:	James C. Gale
Title:	Chief Investment Officer
CORPORATE OPPORTUNITIES FUND (INSTITUTIONAL), L.P.
By:	SMM Corporate Management, LLC, General Partner
By:	/s/ JAMES C. GALE
Name:	James C. Gale
Title:	Chief Investment Officer
CROSS ATLANTIC PARTNERS I, K/S
By:	/s/ JOHN L. CASSIS
Name:	John L. Cassis
Title:	Partner
CROSS ATLANTIC PARTNERS II
By:	/s/ JOHN L. CASSIS
Name:	John L. Cassis
Title:	Partner
CROSS ATLANTIC PARTNERS III
By:	/s/ JOHN L. CASSIS
Name:	John L. Cassis
Title:	Partner

QuickLinks

  Exhibit 10.29
  Annex K
STANDSTILL AGREEMENT
AGREEMENT